UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2016

PATRIOT GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-32919	86-0947048
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3651 Lindell Road, Suite D165
Las Vegas, NV 89103

(Address of principal executive offices)

702-456-9565

(Registrant’s telephone number, including area code)

__________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As previously disclosed by Patriot Gold Corp (the “Company”) in its Current Report on Form 8-K filed with the Securities and Exchange Commission on March 30, 2011, the Company and Northern Vertex Mining Corp. (“Northern Vertex”) entered into an agreement to advance the Moss Mine project (the “Exploration and Option Agreement”) with Northern Vertex Mining Corp. (“Northern Vertex”), whereby Northern Vertex acquired the right to earn an undivided 70% interest in the Moss Mine gold/silver property, subject to the terms of the Exploration and Option Agreement. Northern Vertex has since then acquired its 70% interest in said property.

On May 12, 2016, the Company entered into a material definitive Agreement for Purchase and Sale of Mining Claims and Escrow Instructions (the “Purchase and Sale Agreement”) with Golden Vertex Corp., an Arizona corporation (“Golden Vertex,” a wholly-owned Subsidiary of Northern Vertex) whereby Golden Vertex agreed to purchase the Company’s remaining 30% working interest in the Moss Gold/Silver Mine for C$1,500,000 (the “Purchase Price”) plus the retention by Patriot of a 3% net smelter returns royalty. Specifically, the Company has agreed to convey all of its right, title and interest in those certain patented and unpatented lode mining claims situated in the Oatman Mining District, Mohave County, Arizona (the “Claims”) together with all extralateral and other associated rights, water rights, tenements, hereditaments and appurtenances belonging or appertaining thereto, and all rights-of-way, easements, rights of access and ingress to and egress from the Claims appurtenant thereto and in which Seller has any interest (collectively, the “Property”). The Purchase Price consists of C$1,200,000 in cash payable at closing and the remaining C$300,000 will be paid by the issuance of Northern Vertex common shares to the Company valued at $0.35 (857,140 shares), issued pursuant to the terms and provisions of an investment agreement (the “Investment Agreement”) entered between the Company and Northern Vertex contemporaneous to the Purchase and Sale Agreement. The completion of the acquisition is subject only to customary stock exchange approval and final title inspection and is expected to finalize within two weeks.

Item 2.01 Completion of Acquisition or Disposal of Assets

See Item 1.01 above which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patriot Gold Corp.
(Registrant)

By: /s/ Robert Coale
Robert Coale, President and Director

Date:  May 18, 2016

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